 Exhibit 99.1

Key Mining Corp., a Global Critical Minerals and Infrastructure Company, and Compass Digital Acquisition Corp. Announce Definitive Merger Agreement

●	Key Mining Corp. (“KMC” or the “Company”) is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States.
●	KMC owns 100% of the Cerro Blanco Titanium Project in Chile, the world’s 10th largest rutile titanium dioxide deposit.[1] The project is supported by extensive technical work and a completed S-K 1300 report.
●	KMC controls a near ready-to-build water desalination project, which is at an advanced permitting stage with an approved Environmental Impact Study and is intended to support the rutile project and enable third-party offtake revenue.
●	KMC also owns a greenfield copper project located in Arizona’s Yavapai County. This project provides strategic opportunity for KMC and illustrates the Company’s ability to scale across the United States and other strategic geographies moving forward.
●	A differentiated acquisition pipeline supports the Company’s proposed scalable growth model to address the accelerating global demand for critical minerals.
●	The proposed transaction values KMC at a pre-money enterprise value of $230 million (pro forma enterprise value of $303 million, assuming $15 million total net cash proceeds, through a combination of an assumed $20 million in total proceeds from remaining cash held in CDAQ’s trust account after the redemptions and anticipated transaction financings prior to the closing of the proposed transaction.)

MIAMI, FL. & ZEPHYR COVE, NV.– January 6, 2026 – Key Mining Corp., an exploration stage critical minerals and infrastructure company, and Compass Digital Acquisition Corp. (OTC: CDAQF), a special purpose acquisition company (“CDAQ”), have entered into an agreement and plan of merger (the “Merger Agreement”) for a proposed business combination (the “Business Combination”).

Company Background

KMC is an exploration stage global critical minerals and infrastructure company deploying a multi-jurisdiction strategy with assets initially located in Chile and the United States. The Company’s asset base includes deposits of titanium and copper, including the 10th largest rutile titanium dioxide deposit in the world. KMC is strategically positioned to benefit from the accelerating global demand for critical minerals needed to power the modern economy and the structural supply-demand gap in the market.

KMC’s management team has decades of global mining exploration, development and M&A experience. Led by CEO Cesar Lopez, the existing management team will continue to lead the business after the Business Combination.

1 Source: S&P Global Market Intelligence 2022

Cerro Blanco Titanium Project

KMC’s flagship asset is the Cerro Blanco Titanium project, located in the Atacama Region of Chile. The project is 100% owned by KMC through its Chilean subsidiary and contains the 10th largest rutile titanium dioxide deposit in the world.2 The project is supported by extensive metallurgical testing, 25,773 meters of drilling, and completed engineering studies. This high-grade rutile represents the purest source of titanium, potentially reducing processing costs and emissions, and has essential applications to key industries including aerospace, defense and advanced manufacturing. The Cerro Blanco site has attractive infrastructure potential, within an existing mining district, available water, roads, ports, railroads and power sources, helping provide optionality for future resource expansion. The asset is S-K 1300 compliant with a Measured & Indicated Resource of 107Mt at 1.78% TiO2.

Cerro Blanco Water Desalination Plant

Alongside the Cerro Blanco Titanium project is a water desalination project, which will support the rutile titanium mine development and enable third-party water offtake revenue. Non-continental water hub projects are among Chile’s most valuable infrastructure assets, providing a sustainable water solution for Chile’s mining, agriculture and residential sectors. KMC’s water desalination project is well-positioned to monopolize non-continental water supply for the entire Huasco Valley and Freirina area in the Third Region of Atacama. The water desalination site is nearing ready-to-build status, attracting significant third-party offtake interest.

Growth and Acquisition Plan

In addition to the active Cerro Blanco project in Chile, KMC also owns a greenfield copper project located in Arizona’s Yavapai County. This project provides strategic opportunity for KMC and illustrates KMC’s ability to scale across the United States and other strategic geographies moving forward, leveraging KMC’s differentiated acquisition pipeline and management’s diverse track record across four continents.

Cesar Lopez, Founder & CEO of KMC, commented: “Our proposed business combination announced today represents a significant step in the growth of KMC and enables us to continue to develop our Cerro Blanco project site, while also capitalizing on our scalable M&A growth model. Our world-class leadership team, paired with our differentiated acquisition pipeline and growing demand for critical minerals, provides a clear path to building a leading global mining platform. Today’s combination provides us with a partner that shares our vision for the future and secures our ability to continue executing our business plan. We are excited to work alongside the CDAQ team and believe we are well-positioned to unlock new opportunities and significant long-term value for our shareholders.”

2 Source: S&P Global Market Intelligence 2022

Thomas Hennessy, CEO and Director of CDAQ, added: “We are pleased to announce our proposed business combination with Key Mining Corp., a global critical minerals and infrastructure company. KMC’s strategic vision, experienced leadership team and unique assets provide a compelling long-term investment opportunity. We are excited about our partnership with KMC and our role in helping to catalyze the development of its assets as a publicly listed company.”

Business Combination Overview

The Business Combination values KMC at a pre-money enterprise value of $230, and implies a pro forma combined enterprise value of $303 million, assuming a total of $20 million in gross proceeds from remaining cash held in CDAQ’s trust account after the redemptions and anticipated transaction financings by the parties prior to the closing of the Business Combination and an estimated $5 million in transaction fees and expenses. Based on the foregoing assumptions, the Business Combination is currently anticipated to deliver net cash proceeds to KMC of approximately $15 million..

Under the terms of the Merger Agreement, a newly-formed Delaware corporation that is wholly-owned by CDAQ (“Pubco”) will acquire both KMC and CDAQ in reverse subsidiary mergers and will become the new public holding company for CDAQ and KMC after the closing of the Business Combination. KMC’s existing shareholders will convert 100% of their equity ownership into Pubco equity (with KMC’s outstanding options and warrants being assumed by Pubco).

The Business Combination is expected to be completed in the first half of 2026, subject to customary closing conditions, including CDAQ and KMC shareholder approvals and a public listing of Pubco’s common stock on a national securities exchange. Pubco intends to list its common stock and warrants to purchase its common stock on a national securities exchange, subject to approval of its listing application. The Business Combination has been approved by the Board of Directors of both KMC and CDAQ.

Additional information about the Business Combination, including a copy of the Merger Agreement, will be provided in a Current Report on Form 8-K to be filed by CDAQ with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, is acting as CDAQ’s exclusive financial advisor and lead capital markets advisor. Ellenoff Grossman & Schole LLP is serving as legal counsel to CDAQ, and Troutman Pepper Locke LLP is serving as U.S. legal counsel to KMC. Barros & Errazuriz Abogados and Chile Inc. are serving as Chilean legal counsel to KMC and Philippi Prietocarrizosa Ferrero DU & Uría is serving as Chilean legal counsel to CDAQ.

About Key Mining Corp.

Key Mining Corp. is aiming to build a leading global mining platform by acquiring, advancing, and developing critical mineral assets throughout the Americas. The Company currently owns critical mineral assets in Chile and the United States. KMC’s flagship asset is the 100% owned Cerro Blanco titanium project, a high-grade rutile deposit, and a water desalination project that is under development, located in the Atacama Region of Chile. The Cerro Blanco project is the 10th largest rutile titanium dioxide deposit in the world and an advanced stage water desalination project site, which is intended to support further development and has received significant third-party offtake interest. KMC’s head office is located in Miami, Florida and its project office is located in Santiago, Chile.

For additional information, please visit keyminingcorp.com.

About Compass Digital Acquisition Corp.

Compass Digital Acquisition Corp. is a blank check company incorporated in the Cayman Islands on March 8, 2021. CDAQ was formed for the purpose of effectuating a merger, capital share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. CDAQ is an emerging growth company and, as such, is subject to all risks associated with emerging growth companies.

For additional information, please visit cdaq-spac.com.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Pubco, KMC and CDAQ intend to file with the SEC a registration statement on Form S-4 that will include a proxy statement of CDAQ and a prospectus (the “proxy statement/prospectus”), as well as other relevant documents concerning the Business Combination. CDAQ will mail the proxy statement/prospectus to its shareholders, seeking their approval of the Business Combination and related matters. INVESTORS AND SHAREHOLDERS OF CDAQ AND OTHER INTERESTED PERSONS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders and other interested persons will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about CDAQ, Pubco and KMC, without charge, once available, at the SEC’s website (www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, from CDAQ by going to CDAQ’s website, cdaq-spac.com.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction, whether pursuant to or in connection with the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

Each of CDAQ, Pubco, KMC and their respective directors, executive officers and certain other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from CDAQ’s shareholders in connection with the Business Combination. Information regarding the persons who may be considered participants in the solicitation of proxies in connection with the Business Combination, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus and other relevant materials when they are filed with the SEC. Information regarding the directors and executive officers of CDAQ is set forth in CDAQ’s Annual Report on Form 10-K. Information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus and other relevant materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein and the documents incorporated herein by reference may constitute forward-looking statements, which statements involve inherent risks and uncertainties.

Examples of forward-looking statements include, but are not limited to, statements with respect to the Business Combination. Such statements include expectations, hopes, beliefs, intentions, plans, prospects, financial results of strategies regarding KMC, CDAQ, Pubco, the Business Combination and statements regarding the anticipated benefits and timing of the completion of the Business Combination, objectives of management for future operations of KMC, expected operating costs of KMC and its subsidiaries, the upside potential and opportunity for investors, KMC’s plan for value creation and strategic advantages, market site and growth opportunities, regulatory conditions and competitive position, the satisfaction of closing conditions to the Business Combination and the level of redemptions of CDAQ’s public shareholders, and KMC’s, Pubco’s and CDAQ’s expectations, intentions, strategies, assumptions or beliefs about future events, results at operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, but are not limited to:

●	the risk that KMC is an exploration stage mining company that also is developing a desalination plant and has limited operating history;

●	the risks that the Titanium Project is in the exploration stage;
●	the risks that inaccuracies of historical information with respect to KMC’s mineral projects could hinder its exploration plans;
●	the risks that suitable infrastructure may not be available or damage to existing infrastructure may occur;
●	the risks that KMC will require substantial additional capital to explore and/or develop the Cerro Blanco Project and KMC may be unable to raise additional capital on favorable terms or at all;
●	the risks that KMC has a limited operating history on which to evaluate its business and performance, and accordingly, KMC’s prospects must be considered in light of the risks that any new company encounters;
●	the risks that KMC has incurred operating losses since inception on February 18, 2020, expect to incur significant operating losses for the foreseeable future and may never achieve or sustain profitability;
●	the risks that the mining industry is highly competitive;
●	the risks that there may be defects in KMC’s rights under the mining claims that comprise the Titanium Project in Chile, and such defects could impair KMC’s ability to explore for mineralized material and to otherwise develop such property;
●	the risks that KMC faces significant risks and hazards inherent to the development and operation of a water desalination project;
●	the risks that the Water Desaliniation Project’s success depends on entering into and maintaining long-term water purchase agreements with mining, utility and agricultural off-takers, which may not materialize as expected;
●	the risks that the Water Desalination Project’s off-take portfolio is expected to be concentrated in a limited number of mining customers whose operations and water needs may be affected by commodity price volatility, regulatory changes and other factors;
●	the risks that potential demand and offtake for the Water Desalination Project may be insufficient to support its economic viability or profitability;
●	the risks that KMC may be unable to obtain approvals to increase the permitted capacity of the Water Desalination Project as contemplated, which would limit potential returns and could adversely affect KMC’s business;
●	the risks that although the Water Desalination Project has obtained an Environmental Impact Statement approval and most of the permits required to begin construction, certain key permits and land rights, including final maritime concessions and remaining easements, remain outstanding or subject to renewal and challenge;
●	the risks that the Cerro Blanco Project is located in Chile which makes KMC vulnerable to risks associated with operating in one major geographic area;
●	the risks that changes in laws or regulations regarding mining concessions in Chile could increase KMC’s expenses;
●	the risks that after consummation of the proposed business combination, KMC experiences difficulties managing its growth and expanding operations;
●	challenges in implementing the business plan, due to lack of an operating history, operational challenges, significant competition and regulation;

●	the risks that CDAQ, KMC and Pubco will not raise the anticipated transaction financing that they are seeking in connection with the Business Combination or that the terms of such financing will be on less desirable terms and conditions than currently anticipated;
●	the risks that the conditions to the consummation of the closing under the Merger Agreement may not be satisfied, including the failure to obtain the listing of Pubco’s common stock on a national securities exchange, and the Business Combination will not be consummated; and
●	those risk factors discussed in documents of CDAQ , Pubco or KMC filed, or to be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in the final prospectus of CDAQ dated as of October 14, 2021 and filed by CDAQ with the SEC on October 18, 2021, CDAQ’s Quarterly Reports on Form 10-Q, CDAQ’s Annual Reports on Form 10-K and the registration statement on Form S-4 and proxy statement/prospectus that will be filed by KMC, Pubco and CDAQ, and other documents filed or to be filed by CDAQ, Pubco and KMC from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that none of KMC, Pubco or CDAQ presently know or currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of the parties or any of their representatives assumes any obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of the parties or any of their representatives gives any assurance that KMC, Pubco or CDAQ will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by KMC, Pubco, CDAQ or any other person that the events or circumstances described in such statement are material.

Investor Relations Contact

Nick Geeza

CFO, CDAQ

ngeeza@hennessycapitalgroup.com